Exhibit 28 (j) 2 under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of Federated Total Return Series, Inc.:

We consent to the use of our reports, dated November 21, 2019, with respect to the financial statements of Federated Ultrashort Bond Fund and Federated Mortgage Fund, each a series of Federated Total Return Series, Inc., as of September 30, 2019, each incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 21, 2019